Mr. Ken Swaisland

Sun Power Corporation,

112c Longview drive,

Los Alamos, NM 87544,

USA

Dear Mr. Swaisland,

Sun Power Corporation,

Recursos Minerales Cardinal, S.A. de CV y R.L., (México)

subsidiaries and associated companies

hereafter referred to as ('SPC')

Recursos Minerales Cardenal, S. de R.L. de C.V. is a direct wholly owned subsidiary of Sun Power Corporation, a Nevada corporation, publicly listed (now doing business as "Cardinal Minerals") listed on the OTC:BB under the trading symbol "SNPW" and Berlin Stock Exchange under the trading symbol "SJP" and the trading number "807354BE".

With reference to our recent introduction by Mr Barry Ching and our telephone conversations regarding the Sun Power Corporation and Recursos Minerales Cardinal, S.A. de CV y R.L. plan to acquire Minera Real de Cosalà and its La Verde silver-copper mine, mill, mining concessions and related assets in Sinaloa, México, to invest capital in the mine and mill to expand production, and to provide working capital.

As discussed, DIB have three potential target corporations that could provide capital and structure to move the current SPC plan forward. We have, as agreed with your kind self, forwarded your confidential information regarding this project to Candidate No 1: an ASX Resource Corporation controlled by Mr. Ian.

Ian is the most appropriate candidate bearing in mind SPC's time constraints and the only one of the three candidates that could be approached without preparing a concise Business Plan and M&A Action Plan.

Ian is presently considering the SPC Project and has forwarded the relevant information to his technical advisors to establish the projects viability. As an accountant and brilliant Public Company tactician Ian defers to his advisors regarding issues that require specialized knowledge vis a vie International Jurisdictional Issues (Mexico), mine viability, production costs etc. Ian would normally prefer to wait for the return of this technical analysis before opening discussions with you.

Ian will be in London Wednesday 30th April until Friday morning 2nd May 2003. Again, due to time constraints and in an attempt to expedite procedures we have requested that Ian contacts you directly whilst he is in London this Wednesday 30th April. The object of this contact will be to discuss possible structures that may suite both of your corporation's objectives. This may lead to a meeting with Ms Robyn Storer in London Thursday 1st May should it be deemed appropriate by all concerned.

Ken, I believe that Ian would be willing to cede control of his corporation if he felt that the company would grow exponentially and that the management team was appropriately qualified, aggressive and capable of implementing the plans developed for the enjoined entity. For this reason, if we are able to engage Robyn with Ian in London now I feel it would go a very long way to convincing Ian of the opportunities merits. DIB have reiterated Ms Robyn Storer's position regarding SPC and forwarded SNP's key personnel CV's to Ian in anticipation of your communication with him.

Ian's ASX Corporation presently retains around USD$5M cash along with other Australian Resource Assets. DIB suggest raising additional capital to support present and proposed SPC projects via the ASX and combined US, German markets. DIB may also secure some extraordinary Board Members to join you from Australia to support the ASX Corporation.

We wish to facilitate your direct communication with Ian Wednesday 30th April London time and will be forwarding your co-ordinates to him and vice versa upon your discussion, agreement and signature of the attached documentation.

  Your Irrevocable Agreement to the fees outlined in this letter (Contract to be drawn)

  Non-Disclosure & Non-Circumvention Agreement (forwarded under separate cover)

  Letter of Appointment (forwarded under separate cover)

We have proposed a Letter of Appointment (sent to you under separate cover), to facilitate our possible ongoing relationship should the above transaction not eventuate and/or Sun Power Corporation requires additional services from DIB.

Please be so kind as to review, sign and return these documents should they meet with your kind acceptance to: +61 2 9006 1010 at your earliest convenience. We look forward to developing a close working relationship with you Ken and the Sun Power team. In the interim please do not hesitate to call me directly at +61 4 0246 8888 at any time. Ian's co-ordinates will be forwarded upon execution of the relevant documentation.

Yours sincerely,

David Austen de Montaigne,

Chief Executive Officer,

Sun Power Corporation,

Recursos Minerales Cardinal, S.A. de CV y R.L., (México)

subsidiaries and associated companies

Recursos Minerales Cardenal, S. de R.L. de C.V. is a direct wholly owned subsidiary of Sun Power Corporation, a Nevada corporation, publicly listed (now doing business as "Cardinal Minerals") listed on the OTC:BB under the trading symbol "SNPW" and Berlin Stock Exchange under the trading symbol "SJP" and the trading number "807354BE".

Success Fee Agreement:

      Capital Raising Fee: de-montaigne & Associates Investment Bankers Pty Ltd will be paid by Sun Power Corporation 6% of the value of any equity capital raised and 6% in the equivalent of options with a one (1) year maturity date and at the same value as the incoming investor, corporation or other entity upon settlement.

      M&A Fee: de-montaigne & Associates Investment Bankers Pty Ltd will be paid by Sun Power Corporation (based on the Lehman formula), as follows :

6% for any amount under US $1 million

5% on the first US $ 1million of consideration (as long as the transaction size exceeds US $1 million)

4% on the second US $ 1million of consideration

3% on the third US $ 1million of consideration

2% on the forth US $ 1million of consideration

1% on the fifth US $ 1million of consideration

and 1% thereafter

(A) & (B) above will become due and payable upon the day of settlement of any transaction introduced to Sun Power Corporation, it's subsidiaries and or associated companies by de-montaigne & Associates Investment Bankers Pty Ltd and apply to any rollover, extension, re-negotiation or additions within a 36 month period of the initial transactions closing.

The above "Fee Agreement", Terms and Conditions are hereby irrevocably agreed to:

Mr. Ken Swaisland

Sun Power Corporation.

Date:

Witness

______________2003

Date Witness Name & Address

The signatory warrants that he is duly authorised by Sun Power Corporation to give this Undertaking on its behalf.